UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 12, 2013

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1050 Enterprise Way, Suite 700, Sunnyvale, CA 94089

(Address of principal executive offices, including ZIP code)

(408) 462-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

Purchase Agreement

On August 12, 2013, Rambus Inc. (“Rambus” or the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Jefferies LLC, as representatives of the initial purchasers named therein (collectively, the “Initial Purchasers”) relating to the sale by Rambus of $120 million aggregate principal amount of its 1.125% Convertible Senior Notes due 2018 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Rambus granted the Initial Purchasers an over-allotment option to purchase, within 30 days from the date of the Purchase Agreement, up to an additional $18 million aggregate principal amount of the Notes on the same terms and conditions. The Initial Purchasers exercised their over-allotment option in full on August 14, 2013, and a total of $138 million aggregate principal amount of the Notes were issued on August 16, 2013.

The Purchase Agreement includes customary representations, warranties and covenants by Rambus. Under the terms of the Purchase Agreement, Rambus has agreed to indemnify the Initial Purchasers against certain liabilities.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Indenture

The Notes were issued pursuant to an indenture dated as of August 16, 2013 (the “Indenture”) by and between Rambus and U.S. Bank, National Association as the trustee.  The Notes bear interest at a rate of 1.125% per annum on the principal amount, accruing from August 16, 2013. Interest is payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning on February 15, 2014. The Notes will mature on August 15, 2018 (the “Maturity Date”), subject to earlier repurchase or conversion.

The Notes are convertible at an initial conversion rate of 82.8329 shares of Rambus’ common stock, par value $0.001 per share (the “Common Stock”), per $1,000 principal amount of Notes, subject to adjustment in certain events.  This is equivalent to an initial conversion price of approximately $12.07 per share of Common Stock, subject to adjustment in certain events.  Holders may convert their Notes at any time prior to the close of business on the business day immediately preceding May 15, 2018 only under the following circumstances: (i) during any calendar quarter beginning after the calendar quarter ending on December 31, 2013 (and only during such calendar quarter), if the closing sale price of the Common Stock for 20 or more trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of Common Stock on the last trading day of the immediately preceding calendar quarter, (ii) during the five business day period following any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the closing sale price of the Common Stock and the applicable conversion rate on each such trading day, (iii) upon the occurrence of specified distributions to holders of the Common Stock, or (iv) upon  the occurrence of specified corporate events. On or after May 15, 2018 until the close of business on the second scheduled trading day immediately preceding the Maturity Date, holders may convert their Notes at any time, regardless of the foregoing circumstances.  If a holder elects to convert its Notes in connection with certain fundamental changes, as that term is defined in the Indenture, that occur prior to the Maturity Date, Rambus will, in certain circumstances, increase the conversion rate for Notes converted in connection with such fundamental changes by a specified number of shares of Common Stock.  Rambus may not redeem the Notes prior to the Maturity Date, and no sinking fund is provided for the Notes.

Upon conversion, Rambus will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of Common Stock or a combination of cash and shares of common stock, at Rambus’ election, in respect of the remainder, if any, of Rambus’ conversion obligation in excess of the aggregate principal amount of the Notes being converted.

Upon the occurrence of a fundamental change, holders may require Rambus to repurchase for cash all or any portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are Rambus’ general unsecured obligations, ranking equally in right of payment to all of Rambus’ existing and future senior unsecured indebtedness, including Rambus’ 5% Convertible Senior Notes due 2014, and senior in right of payment to any of Rambus’ future indebtedness that is expressly subordinated to the Notes.  Rambus’ obligations under the Notes are not be guaranteed by any of its subsidiaries, are effectively subordinated in right of payment to Rambus’ existing and future secured indebtedness to the extent of the collateral securing such obligations and are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities) and any preferred stock of Rambus’ subsidiaries.

The following events are considered events of default, which may result in the acceleration of the maturity of the Notes:

(1)         default in the payment when due of any principal of any of the Notes at maturity, upon redemption or upon exercise of a repurchase right or otherwise;

(2)         default in the payment of any interest, including additional interest, if any, on any of the Notes, when the interest becomes due and payable, and continuance of such default for a period of 30 days;

(3)         Rambus’ failure to deliver cash or cash and shares of Common Stock (including any additional shares deliverable as a result of a conversion in connection with a make-whole fundamental change, as defined in the Indenture) when required by the Indenture;

(4)         default in Rambus’ obligation to provide notice of the occurrence of a fundamental change, make-whole fundamental change or distribution to holders of Rambus’ Common Stock when required by the Indenture;

(5)         Rambus’ failure to comply with any of its other agreements in the Notes or the Indenture (other than those referred to in clauses (1) through (4) above) for 60 days after  Rambus’ receipt of written notice to Rambus of such default from the trustee or to Rambus and the trustee of such default from holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

(6)         Rambus’ failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by Rambus or any of its material subsidiaries in excess of $40,000,000 principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, for a period of 30 days after written notice is delivered to Rambus by the trustee or to Rambus and the trustee by the holders of at least 25% in principal amount of the Notes then outstanding without such failure to pay having been cured or waived, such acceleration having been rescinded or annulled (if applicable) and such indebtedness not having been paid or discharged; and

(7)         certain events of bankruptcy, insolvency or reorganization relating to Rambus or any of its material subsidiaries (as defined in the Indenture).

If an event of default, other than an event of default described in clause (7) above with respect to Rambus, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of, and accrued and unpaid interest, including additional interest, if any, on the notes then outstanding to be immediately due and payable.  If an event of default described in clause (7) above occurs with respect to Rambus, the principal amount of and accrued and unpaid interest, including additional interest, if any, on the Notes will automatically become immediately due and payable.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture and form of Note, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.                                        Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference. Rambus offered and sold $138 million aggregate principal amount of the Notes to the Initial Purchasers on August 16, 2013 in a private placement pursuant to exemptions from the registration requirements of the Securities Act.  As described in Item 1.01 above, the Notes were initially resold by the Initial Purchasers to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act.  Rambus relied on these exemptions from registration based in part on representations made by the Initial Purchasers.

The Notes and the underlying shares of Common Stock of Rambus issuable upon conversion of the Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01.                                        Other Events.

On August 12, 2013, Rambus issued a press release announcing the pricing of its offering of $120 million aggregate principal amount of its 1.125% Convertible Senior Notes due 2018, plus up to an additional $18 million aggregate principal amount of the Notes pursuant to an over-allotment option granted to the Initial Purchasers.  A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
4.1	Indenture between Rambus Inc. and U.S. Bank National Association, dated as of August 16, 2013.
4.2	Form of Note for Rambus Inc.’s 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 hereto).
10.1	Purchase Agreement by and among Rambus Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Jefferies LLC, dated August 12, 2013.
99.1	Press Release of Rambus Inc., issued on August 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2013	Rambus Inc.

/s/ Satish Rishi
`	Satish Rishi, Senior Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Indenture between Rambus Inc. and U.S. Bank, National Association, dated as of August 16, 2013.
4.2	Form of Note for Rambus Inc.’s 1.125% Convertible Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 hereto).
10.1	Purchase Agreement by and among Rambus Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Jefferies LLC, dated August 12, 2013.
99.1	Press Release of Rambus Inc., issued on August 12, 2013